Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The General Partners of
Wells Real Estate Fund X, L.P.

We have audited the accompanying statement of changes in net assets in liquidation of Wells Real Estate Fund X, L.P. (the “Partnership”) for the period January 1, 2011 through December 6, 2011 (date of liquidation). This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
As discussed in note 1 to the financial statement, effective October 1, 2011, the Partnership adopted the liquidation basis of accounting.
In our opinion, the financial statement referred to above present fairly, in all material respects, the statement of changes in net assets in liquidation for the period January 1, 2011 through December 6, 2011 (date of liquidation), in conformity with U.S. generally accepted accounting principles.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
December 6, 2011

STATEMENT OF CHANGES IN NET ASSETS IN LIQUIDATION

FOR THE PERIOD FROM JANUARY 1, 2011 TO DECEMBER 6, 2011

Net assets in liquidation, January 1, 2011	$5,906,526
Changes in net assets in liquidation attributable to:
Net income	431,720
Net sale proceeds distribution paid to limited partners	(5,800,000)
Liquidating distribution paid to limited partners	(538,246)
Net assets in liquidation, December 6, 2011	$—

See accompanying note.

NOTE TO FINANCIAL STATEMENT

1.	NOTICE OF LIQUIDATION
Wells Real Estate Fund X, L.P. (the “Partnership”) is a public limited partnership organized on June 20, 1996 under the laws of the state of Georgia with Leo F. Wells, III and Wells Partners, L.P. (“Wells Partners”), a Georgia nonpublic limited partnership, serving as its general partners (collectively, the “General Partners”). Wells Capital, Inc. (“Wells Capital”) serves as the corporate general partner of Wells Partners. Wells Capital is a wholly owned subsidiary of Wells Real Estate Funds, Inc. (“WREF”). Leo F. Wells, III is the president and sole director of Wells Capital and the president, sole director, and sole owner of WREF. Upon subscription for units, the limited partners elected to have their units treated as Class A Units or Class B Units. Thereafter, limited partners have the right to change their prior election to have some or all of their units treated as Class A Units or Class B Units one time during each quarterly accounting period. The Partnership was formed on June 20, 1996 for the purpose of acquiring, developing, constructing, owning, operating, improving, leasing, and managing income-producing commercial properties for investment purposes.

With the completion of the sale of 47300 Kato Road in August 2011, the Partnership has now disposed of all of its real estate assets and does not intend to invest in additional properties. Effective October 1, 2011, the first day of the quarter following the completion of the sale of all of its real estate assets, the Partnership adopted the liquidation basis of accounting, under which assets and liabilities are stated at their estimated net realizable values and net settlement amounts, respectively, and statements of operations, statements of cash flows, and statements of partners' capital are no longer presented.

As a result of the aforementioned sale, the Partnership has taken steps to wind up its affairs by, among other things: (i) making a net sale proceeds distribution payment to limited partners of approximately $5,800,000 on November 1, 2011, (ii) distributing the remaining cash reserves of approximately $71,000 and transferring all other assets and liabilities as of December 6, 2011 to Wells Capital, and (iii) making a liquidating distribution payment to limited partners of approximately $538,000 on December 6, 2011. Wells Capital will use the remaining cash reserves to settle the outstanding net liabilities on behalf of the Partnership, including, but not limited to legal fees, audit and tax fees, printing and postage costs, and other administrative expenses. Further, the Partnership will be terminated in accordance with the relevant dissolution and termination provisions of the partnership agreement and the Georgia Revised Uniform Limited Partnership Act. Specifically, on behalf of the Partnership, the General Partners intend to file (i) a Form 15 with the Securities and Exchange Commission in order to de-register the Partnership under the Securities Exchange Act of 1934, and (ii) a certificate of cancellation of the Partnership with the Secretary of State of the State of Georgia.